Exhibit 99.1

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF OPERATIONS

Year Ended December 31	2001	2000	1999
(all amounts in millions, except per share amounts)

Net sales	$ 4,176.5	$ 4,368.1	$ 3,996.1
Costs and expenses:
Cost of sales (Note K)	3,642.3	3,529.6	3,328.4
Selling and administrative expenses (Note K)	494.0	493.1	387.4
	4,136.3	4,022.7	3,715.8
Earnings from operations	40.2	345.4	280.3
Other revenues - net (Note L)	13.4	10.9	96.7
Interest and debt expense	(110.6)	(121.0)	(105.1)
Earnings (loss) from continuing operations before income taxes	(57.0)	235.3	271.9
Income taxes (benefit) (Note M)	(33.7)	82.5	98.5
Earnings (loss) from continuing operations before equity in
net earnings of investees	(23.3)	152.8	173.4
Equity in net earnings of investees (Note D)	6.0	10.8	34.7
Earnings (loss) from continuing operations	(17.3)	163.6	208.1
Cumulative effects of changes in accounting principles (Note A)	(10.4)	(2.4)
Net earnings (loss)	$ (27.7)	$ 161.2	$ 208.1

Earnings (loss) per common share - basic (Note A):
Earnings (loss) from continuing operations	$ (.18)	$ 1.61	$ 2.04
Cumulative effects of changes in accounting principles	(.10)	(.02)
Net earnings (loss)	$ (.28)	$ 1.59	$ 2.04
Weighted-average number of common shares
outstanding	99.1	101.5	102.3

Earnings (loss) per common share - assuming dilution (Note A):
Earnings (loss) from continuing operations	$ (.18)	$ 1.60	$ 1.99
Cumulative effect of change in accounting principle	(.10)	(.02)
Net earnings (loss)	$ (.28)	$ 1.58	$ 1.99
Weighted-average number of common shares
outstanding - assuming dilution	99.1	102.3	104.6

See notes to financial statements

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
BALANCE SHEETS

December 31	2001	2000
(all dollar amounts in millions)

ASSETS

Current assets:
Cash and cash equivalents	$ 51.3	$ 29.4
Accounts receivable, less allowance for doubtful accounts of
$18.0 in 2001 and $7.6 in 2000	471.3	557.3
Inventories (Note C)	539.9	561.5
Deferred tax asset (Note M)	71.4	91.5
Other current assets	35.0	41.6
Total current assets	1,168.9	1,281.3

Investments and other assets (Notes B, D, H and N)	1,161.2	1,128.8

Property, plant and equipment, net (Note E)	3,128.9	3,269.9
Total assets	$ 5,459.0	$ 5,680.0

LIABILITIES AND SHAREOWNERS' EQUITY

Current liabilities:
Notes payable (Note G)	$ 91.1	$ 200.3
Accounts payable (Note F)	188.4	255.6
Accrued expenses and other current liabilities (Notes F and Q)	509.9	543.8
Current maturities of long-term debt (Note G)	135.7	12.6
Total current liabilities	925.1	1,012.3

Long-term debt (Notes G and P)	1,314.5	1,322.8

Commitments and contingent liabilities (Notes P and Q)

Deferred items (Notes M and O)	902.1	947.1

Shareowners' equity (Notes I, J and S):
Common shares	147.8	147.4
Additional paid-in capital	135.5	125.2
Retained earnings	2,071.9	2,172.9
Other comprehensive loss	(37.9)	(47.7)
	2,317.3	2,397.8
Total liabilities and shareowners' equity	$ 5,459.0	$ 5,680.0

See notes to financial statements

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF SHAREOWNERS' EQUITY

	(all dollar amounts in					Other
	millions, except per share					Comprehensive	Comprehensive
	amounts; all share	Common Shares		Additional	Retained	Loss	Earnings (Loss)
	amounts in thousands)	Shares	Amount	Paid-In Capital	Earnings	(Note S)	(Note S)

December 31, 1998		101,830	$ 151.9	$ 66.3	$ 2,076.9	$ (43.1)
	Net earnings				208.1		$ 208.1
	Shares issued	1,978	2.9	56.4
	Shares purchased	(1,229)	(1.8)	(1.1)	(40.5)
	Cash dividends - $.65 a
	common share				(66.5)
	Foreign currency
	translation adjustment					17.2	(3.3)
	Change in minimum
	pension liability (net
	of income taxes of $.5)					.8	.8
	Change in unrealized
	gain on available-for-sale
	securities (net of income
	taxes of $1.8) (Note D)					3.3	3.3

December 31, 1999		102,579	153.0	121.6	2,178.0	(21.8)	$ 208.9
	Net earnings				161.2		$ 161.2
	Shares issued	360.5		8.8
	Shares purchased	(4,071)	(6.1)	(5.2)	(96.9)
	Cash dividends - $.68 a
	common share				(69.4)
	Foreign currency
	translation adjustment					(11.4)	(11.4)
	Change in minimum
	pension liability (net of
	income tax benefit of $.3)					(.6)	(.6)
	Change in unrealized loss
	on available-for-sale
	securities (net of income
	tax benefit of $7.4) (Note D)					(13.9)	(13.9)

December 31, 2000		98,868	147.4	125.2	2,172.9	(47.7)	$ 135.3
	Net earnings (loss)				(27.7)		$ (27.7)
	Shares issued	490.8		10.6
	Shares purchased	(257)	(.4)	(.3)	(6.5)
	Cash dividends - $.68 a
	common share				(66.8)
	Foreign currency
	translation adjustment					(1.3)	(1.3)
	Change in minimum
	pension liability (net of
	income tax benefit of $.5)					(.9)	(.9)
	Change in unrealized loss
	on available-for-sale
	securities (net of income
	tax of $1.6) (Note D)					3.0	3.0
	Net unrealized loss on derivative
	instruments (net of income tax
	benefit of $.7) (Note H)					(1.3)	(1.3)
	Cumulative effect of change
	in accounting principle (Note A)					10.3	10.3

December 31, 2001		99,101	$ 147.8	$ 135.5	$ 2,071.9	$ (37.9)	$ (17.9)

See notes to financial statements
THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF CASH FLOWS

Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flows from operating activities:
Net earnings (loss)	$ (27.7)	$ 161.2	$ 208.1
Adjustments to reconcile net earnings (loss) to net cash
provided by operating activities:
Depreciation, amortization and depletion of
property, plant and equipment	279.1	276.4	263.2
Depreciation and amortization of other assets	64.7	60.5	44.2
Deferred income taxes	(38.1)	22.0	11.9
Investees - earnings and dividends	(3.5)	(1.1)	(16.1)
(Gain) loss on sale of assets	32.9		(86.3)
Cumulative effect of change in accounting principle	10.4	2.4
Other	0.1	(10.1)	23.0
Change in assets and liabilities, excluding effects of
acquisitions and dispositions:
Accounts receivable	81.1	(25.5)	(1.2)
Inventories	4.1	(56.5)	34.0
Other current assets	6.6	17.2	7.4
Accounts payable and accrued liabilities	(108.8)	21.3	(3.6)
Net cash provided by operating activities	300.9	467.8	484.6

Cash flows from investing activities:
Capital expenditures	(202.2)	(205.9)	(212.9)
Additions to equipment rented to others	(29.5)	(28.3)	(26.8)
Payments for acquired businesses, net of cash acquired		(41.9)	(559.0)
Proceeds from sale of business and assets	16.1		185.2
Other	(3.4)	(28.1)	(33.0)
Net cash (used in) investing activities	(219.0)	(304.2)	(646.5)

Cash flows from financing activities:
Additional borrowings	13.9	10.0	15.0
Payments on borrowings	(13.1)	(45.0)	(23.4)
Notes payable	2.8	14.1	186.2
Cash dividends paid	(66.8)	(69.4)	(66.5)
Common shares issued	10.4	7.9	48.4
Common shares purchased	(7.2)	(108.2)	(43.4)
Net cash provided by (used in) financing activities	(60.0)	(190.6)	116.3

Increase (decrease) in cash and cash equivalents	21.9	(27.0)	(45.6)
Cash and cash equivalents at beginning of year	29.4	56.4	102.0
Cash and cash equivalents at end of year	$ 51.3	$ 29.4	$ 56.4

See notes to financial statements

THE MEAD CORPORATION AND CONSOLIDATED SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

A - SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION. The accompanying financial statements include the accounts of the company and its wholly owned subsidiaries. All significant intercompany transactions are eliminated. Investments in investees are stated at cost plus the company's equity in their undistributed net earnings since acquisition.

CASH AND CASH EQUIVALENTS. The company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

INVENTORIES. The inventories of finished and semi-finished products and raw materials are stated at the lower of cost or market determined primarily on the last-in, first-out (LIFO) basis. Stores and supplies are stated at average cost.

OTHER ASSETS. Included in other assets are goodwill, capitalized software, equipment rented to others and other intangibles, which are being amortized using the straight-line method over their estimated useful lives of 3 to 20 years. The company periodically reviews goodwill balances for impairment based on the expected future cash flows of the related businesses acquired.

COMPUTER SOFTWARE COSTS. The company records software development costs in accordance with the American Institute of Certified Public Accountants' Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.

DEPRECIATION AND DEPLETION. Depreciation of property, plant and equipment and amortization of capital leases and land improvements are calculated using the straight-line method over the estimated useful lives of the properties. The rates used to determine timber depletion are based on projected quantities of timber available for cutting and are calculated annually. The company reviews its long-lived assets balances whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows is less than the carrying amount of the asset, an impairment loss is recognized based on the amount by which the carrying amount of the asset exceeds fair value.

FINANCIAL INSTRUMENTS. Effective January 1, 2001, the company adopted Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. See further discussion in Note H.

ENVIRONMENTAL LIABILITIES. The company records accruals for environmental costs based on estimates developed in consultation with environmental consultants and legal counsel in accordance with the requirements of SFAS No. 5. The estimated costs to be incurred in closing existing landfills, based on current environmental requirements and technologies, are accrued over the expected useful lives of the landfills.

ESTIMATES AND ASSUMPTIONS. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported revenues and expenses during a period. Estimates and assumptions are also used in the disclosures of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

REVENUE RECOGNITION. The company recognizes revenue when ownership risk passes, which is generally when goods are shipped.

RESEARCH AND DEVELOPMENT COSTS. Research and development costs are expensed as incurred. The company had research and development costs of $20.8 million, $20.2 million and $20.6 in 2001, 2000 and 1999, respectively.

NET EARNINGS (LOSS) PER COMMON SHARE. Net earnings (loss) per common share are computed by dividing net earnings (loss) by the weighted average number of common shares outstanding during each year. The difference between earnings (loss) per common share and earnings (loss) per common share (assuming dilution) is the result of outstanding stock options.

STOCK OPTIONS. The company measures compensation cost for stock options issued to employees using the intrinsic value based method of accounting in accordance with Accounting Principles Board Opinions (APB) No. 25.

RECLASSIFICATION. Certain prior year amounts have been reclassified to conform to current year presentation. The company reclassified utility liabilities from accounts payable to accrued expenses for consistency.

CUMULATIVE EFFECTS OF CHANGES IN ACCOUNTING PRINCIPLES. In 2001, the adoption of SFAS No. 133 resulted in a cumulative effect after-tax adjustment to earnings of $10.4 million and a reduction in other comprehensive loss of $10.3 million. See further discussion in Note H.

In 2000, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which addresses the timing of revenue recognition. The company retroactively adopted SAB 101 as of January 1, 2000, and recorded a cumulative effect adjustment of $2.4 million, net of tax of $1.3 million, in 2000 to reflect application of the new accounting standard.

ACCOUNTING PRONOUNCEMENTS. In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 applies to all business combinations completed after June 30, 2001 and requires the use of purchase accounting. SFAS No. 141 also establishes new criteria for determining whether intangible assets should be recognized separately from goodwill. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001; however, companies with fiscal years beginning after March 15, 2001 may elect to adopt the statement early. SFAS No. 142 provides that goodwill and intangible assets with indefinite lives will not be amortized, but rather will be tested for impairment at least on an annual basis. The company will adopt SFAS No.142 effective January 1, 2002, which will require the company to cease amortization of its remaining net goodwill balance and to perform an impairment test of its existing goodwill based on a fair value concept. Although the company is still reviewing the provisions of these Statements, it is management's preliminary assessment that goodwill impairment will not result upon adoption. As of December 31, 2001, the company has net unamortized goodwill of $257.0 million and amortization expense of $15.4 million, $13.2 million and $3.8 million for the years ended December 31, 2001, 2000 and 1999, respectively.

In June 2001, the FASB issued Statement No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires that an obligation associated with the retirement of a tangible long-lived asset be recognized as a liability when incurred. Subsequent to initial measurement, an entity recognizes changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management is still in the process of determining the impact of SFAS No. 143 on the financial statements of the company.

In August 2001, the FASB issued Statement No. 144 entitled Accounting for the Impairment or Disposal of Long-Lived Assets. This Statement supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, that address the disposal of a segment of a business. The Statement also amends Accounting Research Bulletin (ARB) No. 51, Consolidated Financial Statements, to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The Statement is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years, and generally would be applied prospectively for disposal activities initiated by a commitment to a plan made after the entity's initial adoption of this Statement. Management is still in the process of determining the impact of SFAS No. 144 on the financial statements of the company.

B - ACQUISITIONS

During 1999, the company acquired the AT-A-GLANCE Group of Cullman Ventures, Inc., a manufacturer of diaries, appointment books, calendars, posters, organizers and planners, for approximately $540 million in cash. The acquisition has been accounted for as a purchase, and the results of its operations are reflected in the accompanying financial statements from the date of acquisition. The acquisition resulted in goodwill of $265 million, which reflects the final allocation of the purchase price in 2000. The goodwill is being amortized on the straight-line method over 20 years, subject to the adoption of SFAS No. 142.

Included in the purchase price allocation are charges of $6.6 million associated with the shutdown and consolidation of operating facilities acquired as part of the AT-A-GLANCE acquisition. The adjustment included $3.1 million for lease termination costs and other contractual obligations, which will derive no future benefits, and $3.5 million for severance costs including medical, dental and other personnel-related costs. The severance costs related to 146 salaried and hourly employees who left the company and were paid before the end of the second quarter of 2001. Payments related to lease termination costs and other contractual obligations were also paid by the end of the second quarter of 2001.

The company made additional acquisitions for approximately $42 million and $27 million in cash during 2000 and 1999, respectively. These acquisitions were also accounted for as purchases.

C- INVENTORIES
December 31	2001	2000
(all dollar amounts in millions)

Finished and semi-finished products	$ 333.4	$ 360.1
Raw materials	119.4	117.2
Stores and supplies	87.1	84.2
	$ 539.9	$ 561.5

For purposes of comparison to non-LIFO companies, inventories valued at current replacement cost would have been $180.6 million and $182.8 million higher than reported at December 31, 2001 and 2000, respectively.

D - INVESTMENTS AND OTHER ASSETS
December 31	2001	2000
(all dollar amounts in millions)

Pension asset	$ 317.2	$ 304.4
Goodwill and other intangibles (net of accumulated amortization of $58.1 in 2001 and $34.1 in 2000)	395.0	427.1
Cash surrender value of life insurance, less policy loans of $64.0 in 2001
and $57.2 in 2000	165.6	157.7
Equipment rented to others, at cost (net of accumulated depreciation
of $259.9 in 2001 and $258.6 in 2000)	66.5	65.3
Convertible debentures (including unrealized loss of $1.3 in 2001 and
unrealized loss of $16.2 in 2000)	49.6	47.6
Capitalized software (net of accumulated amortization of $17.9 in 2001
and $11.6 in 2000)	57.7	53.8
Investment in investees	68.0	31.0
Other	41.6	41.9
	$ 1,161.2	$ 1,128.8

The company's principal investees are the 30% ownership interest in a limited partnership that operates the cogeneration facility located at the Rumford, Maine paper mill; the 50% ownership interest in Northwood Panelboard Company, an oriented strand board mill in Bemidji, Minnesota; and the 20% ownership interest in Fox River Paper Company, LLC. The ownership interest in Fox River Paper Company, LLC of $32.0 million was acquired during 2001 upon the sale of the Gilbert Paper Company business and selected assets through a noncash transaction. The company received dividends and partnership distributions of $5.7 million, $15.5 million and $27.1 million in 2001, 2000 and 1999, respectively.

The convertible debentures have a par value of $77.5 million in Canadian dollars. They are classified as available-for-sale securities and are carried at fair value with unrealized gains or losses, net of tax, reported in other comprehensive loss. Fair value of the securities is based on an independent valuation. The securities are convertible to common shares of the issuer at any time, redeemable by the issuer beginning in November 2002 and mature in November 2006. In addition, the debentures include an embedded option which qualifies as a derivative under SFAS No. 133. The fair value of the derivative is $4.7 million at December 31, 2001. See further discussion in Note H.

E - PROPERTY, PLANT AND EQUIPMENT

December 31	2001	2000
(all dollar amounts in millions)

Property, plant and equipment, at cost:
Land and land improvements	$ 160.5	$ 159.1
Buildings	645.7	642.9
Machinery and equipment	4,784.2	4,733.0
Construction in progress	64.1	107.4
	5,654.5	5,642.4
Less accumulated amortization and depreciation	(2,914.6)	(2,762.6)
	2,739.9	2,879.8
Timber and timberlands, net of timber depletion	389.0	390.1
Property, plant and equipment, net	$ 3,128.9	$ 3,269.9

F - CURRENT LIABILITIES

December 31	2001	2000
(all dollar amounts in millions)

Accounts payable:
Trade	$ 159.8	$ 193.2
Bank overdrafts	28.6	62.4
	$ 188.4	$ 255.6
Accrued expenses and other current liabilities:
Accrued wages	$ 98.4	$ 105.5
Accrued rebates and allowances	119.9	111.1
Taxes, other than income	29.2	33.2
Accrued interest	35.4	37.1
Other current liabilities	227.0	256.9
	$ 509.9	$ 543.8

G - DEBT
December 31	2001	2000
(all dollar amounts in millions)

Capital lease obligations	$ 293.4	$ 285.9
Variable-rate Industrial Development Revenue Bonds, due from 2002
through 2033, average effective rate 2.6%	159.3	165.4
8-1/8% debentures, face amount of $150.0, due 2023 (effective rate 8.4%)	148.2	148.1
7-1/8% debentures, face amount of $150.0, due 2025 (effective rate 7.4%)	147.5	147.4
7.35% debentures, face amount of $150.0, due 2017 (effective rate 7.4%)	148.7	148.7
6.84% debentures, face amount of $150.0, due 2037 (effective rate 7.0%)	148.9	148.7
7.55% debentures, face amount of $150.0, due 2047 (effective rate 7.7%)	144.0	143.9
6.60% notes, face amount of $100.0, due 2002 (effective rate 6.9%)	99.9	99.6
Medium-term notes, 7.3% to 9.8%, face amount of $45.5, due
from 2002 through 2020 (effective rate 9.9%)	45.1	44.5
Short-term borrowings to be refinanced on a long-term basis	112.0
Other	3.2	3.2
	1,450.2	1,335.4
Less current portion	135.7	12.6
	$ 1,314.5	$ 1,322.8

Capital lease obligations consist primarily of Industrial Development Revenue Bonds and Notes with an average effective rate of 3.3%. The variable-rate Industrial Development Revenue Bonds are supported by letters of credit. The interest rates on the variable-rate tax-exempt bonds closely follow the tax-exempt commercial paper rates.

The 8-1/8% and 7-1/8% debentures are callable by the company at approximately 103% beginning in 2003. The 6.84% debentures can be put to the company at par value in 2007.

Notes payable of $91.1 million and $200.3 million at December 31, 2001 and 2000, respectively, represent short-term borrowings with weighted-average interest rates of 4.4% and 6.6% in 2001 and 2000, respectively.

The company has an unused $300 million bank credit agreement that extends until November 2005 and an unused $259.8 million bank credit agreement that expires November 2002. These agreements support $49.5 million of the company's capital lease obligations and $75.0 million of notes payable. They contain restrictive covenants and require commitment fees in accordance with standard banking practice. At December 31, 2001, the company has classified $112.0 million of short-term borrowings on a long-term basis. After reduction for these financings, the company has the ability to borrow up to $323.3 million pursuant to these agreements at December 31, 2001.

Maturities of long-term debt for the next five years are $135.7 million in 2002, $1.1 million in 2003, $7.1 million in 2004, $112.8 million in 2005 and $.4 million in 2006.

The company has guaranteed obligations of certain affiliated operations and others totaling $26.3 million at December 31, 2001. In addition, the company has a 50% interest in a partnership with Kimberly-Clark Corporation, which has borrowed $300 million under a loan agreement with a syndicate of banks, which matures in 2003. The loan, one-half of which has been guaranteed by the company, may be prepaid at any time either in cash or by delivery of notes receivable from Georgia-Pacific Corporation held by the partnership as part of the consideration from the 1988 sale of Brunswick Pulp and Paper Company, a former affiliate. It is not practicable to estimate the fair value of the above guarantees; however, the company does not expect to incur losses as a result of these guarantees.

H - FINANCIAL INSTRUMENTS

The company uses various derivative financial instruments as part of an overall strategy to manage exposure to market risks associated with interest rate and foreign currency exchange rate fluctuations. The company does not hold or issue derivative financial instruments for trading purposes. The risk of loss to the company in the event of nonperformance by any counterparty under derivative financial instrument agreements is not considered significant by management. Although the derivative financial instruments expose the company to market risk, fluctuations in the value of the derivatives are mitigated by expected offsetting fluctuations in the matched instruments.

Effective January 1, 2001, the company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Under SFAS No. 133, all derivative instruments are required to be recorded on the balance sheet as assets or liabilities, measured at fair value. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded in other comprehensive income (loss) and is recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges and financial instruments not designated as hedges are recognized in earnings.

The cumulative effect charge to earnings of $10.4 million is mostly attributable to an embedded option within convertible debentures classified as available-for-sale securities (see Note D). The debentures were received as part of the consideration for the sale of an equity investee in 1999. The embedded derivative has been bifurcated from the debenture and is not designated as a hedge. During 2001, the fair value of the derivative declined approximately $2.5 million which is recorded in Other Revenues. The fair value of the option is recorded in Other Assets.

The net derivative loss included in other comprehensive loss at December 31, 2001, which is expected to be reclassified to earnings within the next 12 months, associated with interest rate and commodity cash flow hedges, is not significant.

Interest Rate Risk

The Company utilizes interest rate swap and cap agreements to manage its interest rate risk on its debt instruments including the reset of interest rates on variable rate debt. As part of an overall strategy to maintain an acceptable level of exposure to interest rate fluctuations, the company has developed a targeted mix of fixed-rate or cap-protected debt and variable rate debt. To efficiently manage this mix, the company may utilize interest rate swap and cap agreements. The company has interest rate swaps with a $34.3 million notional amount designated as fair value hedges of certain fixed rate borrowings. The maturity dates on these swaps match the maturity dates of the underlying debt in 2027 and 2028. Included in 2001 other revenues is pre-tax income of approximately $.2 million associated with the ineffectiveness of fair value hedges of interest rate risk. The company also has an interest rate swap with a notional amount of $50.0 million and remaining life of four years, designated as a cash flow hedge. The ineffectiveness recorded for this hedge during 2001 was approximately $.3 million. The fair value of the company's interest rate swap agreements is a net liability of the company of approximately $2.1 million and $.5 million at December 31, 2001 and 2000, respectively.

Commodities Price Risk

The company is exposed to price changes in raw materials, components, and items purchased for resale. The prices of some of these items can vary significantly over time due to changes in the markets in which the company's many suppliers operate. The company's selling prices often change in a similar fashion, although often to a greater or lesser degree. The company currently uses a limited amount of derivative financial instruments to manage its exposure to changes in certain commodity prices. The company has entered into swap transactions which expire in 2002 and 2003 to manage its exposure to changes in certain commodity prices. These contracts are designated as cash flow hedges of the forecasted purchases of old corrugated containers (OCC) and forecasted sales of medium. There is no ineffectiveness associated with these contracts as the terms of the swap contracts and the items they are hedging match. The fair values of these commodity contracts were not material as of December 31, 2001 and 2000.

Foreign Currency Risk

The company uses foreign currency forward contracts to manage the foreign currency exchange risks associated with its international operations. The company utilizes forward contracts which are short-term in duration and receives or pays the difference between the contracted forward rate and the exchange rate at the settlement date. The forward contracts, which are not designated as hedging instruments under SFAS No. 133, are used to hedge the impact of the variability of exchange rates on the company's cash flows. The fair value of foreign currency forward contracts was less than $1 million at both December 31, 2001 and 2000.

The fair value of the company's long-term debt is estimated based on quoted market prices for the same or similar issues or on current rates offered to the company for debt of the same remaining maturities. The fair value of long-term debt was $1,306.7 million and $1,310.4 million at December 31, 2001 and 2000, respectively, and the related carrying amounts were $1,314.5 million and $1,322.8 million, respectively. The carrying amount of the notes payable and the current maturities of long-term debt are reasonable estimates of their fair value.

At December 31, 2001 and 2000, the company held short-term investments, which are included in cash and cash equivalents. The carrying amount of these short-term investments is a reasonable estimate of fair value.

I - SHAREOWNERS' EQUITY

The company has authorized 300 million no par common shares. The company has outstanding authorization from the Board of Directors to repurchase up to 10 million common shares of which 4.1 million have been repurchased at December 31, 2001. In addition, in September 2001, the Board of Directors authorized the repurchase of an additional 1 million common shares of which .3 million have been repurchased at December 31, 2001.

Under a Rights Agreement, each outstanding common share presently has one right attached which trades with the common share. Generally, the rights become exercisable and trade separately 10 days after a third party acquires 20% or more of the common shares or commences a tender offer for a specified percentage of the common shares. In addition, the rights become exercisable if any party becomes the beneficial owner of 10% or more of the outstanding common shares and is determined by the Board of Directors to be an adverse party. Upon the occurrence of certain additional triggering events specified in the Rights Agreement, each right would entitle its holder (other than, in certain instances, the holder of 20% or more of the common shares) to purchase common shares of the company (or, in certain circumstances, cash, property or other securities of the company) having a value of $100 for $50, the initial exercise price. The rights expire in 2006 and are presently redeemable at $.005 per right. At December 31, 2001, there were 113.0 million common shares reserved for issuance under this plan.

The Board of Directors has approved termination benefits for certain key executives and a severance plan for all other salaried employees and established a Benefit Trust in connection with the company's unfunded retirement plans, incentive compensation plans and supplements, deferred compensation plans and supplements, former directors retirement plan, directors capital accumulation plan, executive capital accumulation plan and executive severance agreements to preserve the benefits earned thereunder in the event of a change in control of the company. These plans would be required to be immediately funded within ten days of a triggering event (including a potential change in control or actual change in control). However, the Benefit Trust was amended in 2001 such that no contributions by the company to the trust shall be required with respect to the proposed merger discussed in Note V.

The company has preferred shares authorized but unissued as follows: 61,500 undesignated cumulative preferred, par value $100; 20 million undesignated voting cumulative preferred, without par value; 20 million cumulative preferred, without par value; and 295,540 cumulative second preferred, par value $50.

At December 31, 2001, there was $792.3 million available for common dividends, which represents the maximum amount of additional indebtedness that can be incurred solely to pay common dividends while remaining in compliance with certain debt covenants.

J - STOCK-BASED COMPENSATION PLANS

Officers and key employees have been granted stock options under various stock-based compensation plans. There are 13.2 million shares reserved for issuance under the 1991 and 1996 Stock Option Plans. The exercise price of all options equals the market price of the company's stock on the date of the grant. The options and rights have a maximum term of 10 years and vest after one year or three years. The company's Stock Option Plans also allow for the acceleration of exercisability of all outstanding stock options immediately prior to the first purchase of shares in a tender offer; shareholder approval of a merger or consolidation; significant changes in beneficial ownership; or a significant change in the composition of the board of directors.

Options to purchase 4.1 million shares are accompanied by limited rights which may be exercised in lieu of the option under certain circumstances only during certain 30 day periods following tender offers; shareholder approval of a merger or consolidation; significant changes in beneficial ownership; or a significant change in the composition of the board of directors (a "Change in Control Event"). A limited right is exercisable only if the related option is exercisable. The range of exercise prices associated with options accompanied by limited rights is $18.31 to $41.66. If a Change in Control Event would occur, the company would be required to account for the limited rights under variable plan accounting and record compensation expense equal to the excess of the company's current stock price above the exercise price of the limited right. If a Change in Control Event had occurred on December 31, 2001, the company would have recorded compensation expense under variable plan accounting of approximately $13.0 million, which also reflects the cash payments the company would have been required to make if all in the money limited rights were exercised.

Options to purchase 1.3 million shares issued under the 1996 Stock Option Plan are accompanied by a feature that allows option holders who exercise their stock option and hold the common share they received at exercise to receive an additional stock option grant with an exercise price at the then-current market price. Options granted with this feature are accounted for as a fixed award.

A Restricted Stock Plan provides for the issuance of restricted common shares to certain employees and to directors who are not officers or employees of the company. Restricted stock issued to directors is expensed when awarded. Other than annual grants to directors, restricted stock is issued from the plan as payment under the company's incentive compensation plan. The incentive compensation is expensed as earned and paid annually with a combination of cash and restricted stock. The number of restricted shares awarded to individual participants is based upon the portion of the incentive compensation liability payable in restricted stock divided by the company's stock price at the date of grant. These shares are restricted for periods of six months to eight years. At December 31, 2001, 52,000 common shares are issued and outstanding under the plan. There are 645,000 shares reserved for issuance under this plan. There were 53,000, 86,000 and 39,000 shares granted in 2001, 2000 and 1999, respectively, at a weighted-average price of $28.13, $32.08 and $29.99, respectively.

The following table summarizes activity in the company's stock-based compensation plans:

(all share amounts in thousands)	2001		2000		1999
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	9,167	$ 28.59	8,442	$ 27.95	8,574	$ 26.68
Granted	1,123	27.18	1,210	31.27	1,954	30.59
Exercised	(445)	19.80	(295)	19.49	(2,021)	24.98
Canceled	(182)	31.40	(190)	31.33	(65)	31.89

Outstanding at end of year	9,663	$ 28.75	9,167	$ 28.59	8,442	$ 27.95

Exercisable at year-end	8,337	$ 28.80	7,785	$ 27.99	6,343	$ 27.05

Weighted-average fair value of options granted during the year using the extended binomial option-pricing model	$ 7.77		$ 9.48		$ 8.58

Weighted-average assumptions used for grants:
Expected dividend yield	2%		2%		2%
Expected volatility	32%		29%		25%
Risk-free interest rate	4.8%		6.6%		5.2%
Expected life of option (in years)	6.0		6.0		6.0

The following table shows various information about stock options outstanding at December 31, 2001:

(all share amounts in thousands)
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at December 31, 2001	Weighted-Average Remaining Contractual Life (in years)	Weighted-Average Exercise Price	Number Exercisable at December 31, 2001	Weighted-Average Exercise Price

$18.31 - $26.94	2,284	2.8	$ 23.70	2,238	$ 23.64
27.14 - 29.82	4,723	6.6	28.71	3,591	29.19
30.22 - 43.41	2,656	7.1	33.17	2,508	32.86
$18.31 - $43.41	9,663	5.8	$ 28.75	8,337	$ 28.80

Total compensation costs charged to earnings (loss) from continuing operations before income taxes for all stock-based compensation awards were not significant in 2001, 2000 and 1999. Had compensation costs been determined based on the fair value method of SFAS No. 123 for all plans, the company's net earnings (loss) and earnings (loss) per common share would have been reduced to the following pro forma amounts:

Year Ended December 31	2001	2000	1999

Net earnings (loss) (in millions):
As reported	$ (27.7)	$ 161.2	$ 208.1
Pro forma	$ (32.3)	$ 153.0	$ 198.4
Earnings (loss) per common share - assuming dilution:
As reported	$ (.28)	$ 1.58	$ 1.99
Pro forma	$ (.33)	$ 1.50	$ 1.90

K - ASSET WRITE-DOWNS AND EMPLOYEE TERMINATION COSTS

During 2001, the company recorded a pretax charge of $6.6 million in cost of sales associated with the shutdown of one Consumer and Office Products location. The charges included $1.4 million for transferring equipment to other locations and $5.2 million for severance costs including medical, dental and other benefits. Machinery and equipment from the Consumer and Office Products location was transferred to various other Consumer and Office Products locations and expensed as incurred. The severance costs related to 206 salaried and hourly employees, of whom 205 employees had left the company on or before December 31, 2001. Substantially all severance-related amounts not paid by December 31, 2001, are expected to be paid by the first quarter of 2002. Of the total charge, $4.9 million was recorded in the third quarter and $1.7 million in the fourth quarter.

Also, during the fourth quarter of 2001, the company sold the Gilbert Paper Company business and selected assets to Fox River Paper Company, LLC. The company received a 20% interest in Fox River Paper Company, LLC in the transaction. Gilbert's paper mill was shutdown at the time the sale was completed. As a result of the sale and related mill closure, the company incurred a loss of $24.2 million included in cost of sales. The loss included $18.9 million for the loss on sale and $5.0 million for severance costs including medical, dental and other benefits. The severance costs related to 164 salaried and hourly employees, of whom 154 had left the company on or before December 31, 2001. Substantially all severance-related amounts not paid by December 31, 2001, are expected to be paid by the fourth quarter of 2002.

During the fourth quarter of 2001, the company sold selected assets of Specialty Paper's Devon Valley Mill in England and shutdown a related paper machine. The company received cash proceeds of $2.7 million in the transaction. As a result of the sale and related machine shutdown, the Company incurred a loss of $14.3 million. The loss included $10.4 million for the write-down of a paper machine and related assets, $3.7 million for severance related costs and $.2 million for other costs including professional fees. The severance costs related to 88 salaried and hourly employees, of whom none had left the company before December 31, 2001. Substantially all of the severance is expected to be paid by the end of the first quarter of 2002. The $.2 million accrual for professional fees is also expected to be substantially utilized by the end of the first quarter of 2002.

During 2000, the company recorded a pretax charge of $9.5 million in cost of sales associated with the shutdown and disposal of one Consumer and Office Products location and the shutdown of one Packaging and Paperboard location. The charges included $1.3 million for transferring equipment to other locations, $6.8 million for severance costs including medical, dental and other benefits, and an additional $1.4 million in depreciation expense. Machinery and equipment was transferred to various Consumer and Office Products and Packaging and Paperboard locations and expensed as incurred. The severance costs related to 269 salaried and hourly employees who left the company and were paid by the end of the first quarter of 2001. Of the total charge, $6.4 million was recorded in the third quarter and $3.1 million in the fourth quarter. In accordance with SFAS No. 121, the estimated useful lives of certain equipment at the Packaging and Paperboard location were reviewed and updated to reflect the shutdown of this location resulting in $1.4 million of additional depreciation in the third and fourth quarters.

During 1999, the company recorded a pretax charge of $18.9 million ($17.5 million in cost of sales and $1.4 million in selling and administrative expenses) associated with the shutdown and disposal of four uncoated paper machines at the Rumford, Maine, paper mill. The charge included $13.5 million for asset write-downs and contractual obligations and $5.4 million for severance costs including medical, dental and other benefits. A review for impairment in accordance with SFAS No. 121 was performed and resulted in recognition of a $10.6 million impairment charge to adjust the carrying amount of machinery and equipment and related spare parts included in stores and supplies inventory to their estimated fair values. Also included in the $13.5 million charge is $2.6 million to write off an investment in a joint venture as a result of the permanent decline in its value. The joint venture sold products manufactured on the affected machines. A charge of $.3 million was recorded related to certain contractual obligations which will derive no future benefits. The severance costs related to 113 salaried and hourly employees who left the company and were paid by the end of the first quarter of 2000. Of the total charge, $15.6 million was recorded in the second quarter and $3.3 million in the fourth quarter.

The following is a summary related to the severance charges:

	2001	2000	1999
	Severance	Severance	Severance
(all dollar amounts in millions)	Charge	Charge	Charge

Charge recorded	$	$	$ 5.4
Used for intended purpose			(2.7)
Balance at December 31, 1999			2.7
Charge recorded		6.8
Used for intended purpose		(5.5)	(2.7)
Balance at December 31, 2000		1.3
Charge recorded	13.9
Used for intended purpose	(7.6)	(1.3)

Balance at December 31, 2001	$ 6.3	$	$

The total charges (credits) by segment for asset write-downs and employee termination costs are as follows:

Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

Paper	$ 38.2	$	$ 17.4
Packaging and Paperboard		3.4	(.8)
Consumer and Office Products	6.6	6.1	(.1)
Corporate and other			(.3)

	$ 44.8	$ 9.5	$ 16.2

L - OTHER REVENUES - NET
Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

Investment income	$ 6.0	$ 8.1	$ 5.4
Gain on sale of Western Graphics	5.6
Gain on sale of Northwood			82.3
Gain on sale of assets	7.9		4.0
Other	(6.1)	2.8	5.0

	$ 13.4	$ 10.9	$ 96.7

During the third quarter of 2001, the company sold Western Graphics Corporation for $13.4 million in cash and recognized a gain of $5.6 million.

During 1999, the company sold its 50%-owned investment in Northwood Inc. for $77.5 million of convertible debentures in Canadian dollars (fair value of $63.8 million in U.S. dollars at the sale date) and approximately $163.8 million of cash and recognized a gain of $82.3 million.

M - INCOME TAXES

The principal current and noncurrent deferred tax assets and (liabilities) are as follows:

December 31	2001	2000
(all dollar amounts in millions)

Deferred tax liabilities:
Accelerated depreciation for tax purposes	$ (593.4)	$ (586.6)
Nontaxable pension asset	(120.5)	(115.7)
Deferred installment gain	(49.0)	(47.5)
Other	(53.1)	(50.6)
	(816.0)	(800.4)
Deferred tax assets:
Compensation and fringe benefits accruals	80.9	76.5
Postretirement benefit accrual	54.9	53.5
Loss provisions and other expenses not
currently deductible	53.8	68.6
Net operating loss carryforward	56.3
Other	50.3	44.3
	296.2	242.9
Net deferred liability	$ (519.8)	$ (557.5)

Included in the balance sheets:
Current assets - deferred tax asset	$ 71.4	$ 91.5
Deferred items	(591.2)	(649.0)

Net deferred liability	$ (519.8)	$ (557.5)

The significant components of income tax expense (benefit) are as follows:

Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

Currently payable:
Federal	$	$ 50.9	$ 33.3
Federal alternative minimum tax			2.1
State and local		4.7	5.3
Foreign	6.8	10.7	54.4
	6.8	66.3	95.1
Change in deferred income taxes	(37.7)	15.6	14.2
	(30.9)	81.9	109.3
Allocation to partnership earnings	(3.2)	(5.8)	(8.5)
Allocation to cumulative effect of change in accounting principle		(1.3)
Allocation to other comprehensive loss	.4	7.7	(2.3)

	$ (33.7)	$ 82.5	$ 98.5

The following table summarizes the major differences between the actual income tax provision attributable to continuing operations and taxes computed at the federal statutory rates:

Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

Federal taxes computed at statutory rate	$ (20.0)	$ 82.4	$ 95.2
State and local income taxes, net of federal benefit	(4.2)	3.0	3.4
Impact related to difference in tax rates for foreign operations	(.1)	1.2	3.1
Impact related to one-time tax savings on international sales	(10.5)
Other	1.1	(4.1)	(3.2)
Income taxes (benefit)	$ (33.7)	$ 82.5	$ 98.5
Effective tax rate	59.1%	35.1%	36.2%

Earnings from operations of foreign subsidiaries were $16.2 million, $26.8 million and $20.0 million in 2001, 2000 and 1999, respectively. At December 31, 2001, no domestic income taxes have been provided on the company's share of the undistributed net earnings of overseas operations due to management's intent to reinvest such amounts indefinitely. Those earnings totaled $143.9 million, including foreign currency translation adjustments. A determination of the amount of unrecognized deferred tax liability has not been made because it is not practicable to do so.

The federal net operating loss carryforward is approximately $161 million and is available to reduce federal taxable income through 2021.

N - PENSION PLANS

The company has pension plans that cover substantially all employees. Pension benefits for bargaining employees are primarily based upon years of credited service. Benefits for salaried and most other non-bargaining employees are based upon years of service and the employee's average final earnings. The company's funding policy is to contribute amounts to the plans sufficient to meet or exceed the minimum requirements of the Employee Retirement Income Security Act.

Summary information for all of the company's plans is as follows:

December 31	2001	2000
(all dollar amounts in millions)

Change in the projected benefit obligation:
Projected benefit obligation at beginning of year	$ (870.2)	$ (812.0)
Service cost	(26.9)	(23.6)
Interest cost	(60.6)	(62.8)
Actuarial (loss)	(30.4)	(48.0)
Benefits paid	91.1	89.8
Plan amendments	(12.0)	(12.6)
Termination adjustment due to benefit enhancements	(1.5)	(1.7)
Curtailment adjustment	2.4	.7

Projected benefit obligation at end of year	(908.1)	(870.2)

Change in the plan assets:
Fair value of plan assets at beginning of year	1,099.6	1,131.3
Actual return (loss) on plan assets	(65.5)	54.8
Employer contributions	6.9	3.3
Benefits paid	(91.1)	(89.8)

Fair value of plan assets at end of year	949.9	1,099.6

Plan assets in excess of projected benefit obligation	41.8	229.4
Reconciliation of financial status of plans to amounts recorded in the company's balance sheets:
Unamortized prior service cost	53.7	49.5
Unrecorded effect of net loss arising from differences between actuarial assumptions used to determine periodic pension expense
and actual experience	201.4	11.3
Unamortized plan assets in excess of plan liabilities (overfunding) at
January 1, 1986 - to be recognized as a reduction of future years' pension expense	(1.7)	(5.8)
Adjustment for minimum pension liability	(13.2)	(13.2)

Net pension asset	$ 282.0	$ 271.2

December 31	2001	2000
(all dollar amounts in millions)

Amounts recognized in the company's balance sheets consist of:
Pension asset	$ 317.2	$ 304.4
Other current liabilities	(35.2)	(33.2)
Other assets		1.3
Other comprehensive loss	8.3	7.4

Benefit obligation discount rate	7.00%	7.25%
Rate of compensation increase (for pay-related plans only)	5.25%	5.25%

The total projected benefit obligation for the company's pension plans includes $46.3 million and $49.8 million at December 31, 2001 and 2000, respectively, of the unfunded plans, of which $35.2 million and $33.2 million represent the accumulated benefit obligation.

The components of net pension (income) for all pension plans are as follows:

Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

Service cost, benefits earned during the year	$ 26.9	$ 23.6	$ 24.8
Interest cost on projected benefit obligation	60.6	62.8	53.8
Expected return on plan assets	(96.0)	(99.3)	(90.4)
Amortization of prior service cost	4.6	3.8	2.6
Amortization of unrecognized net loss	.5	.6	6.6
Amortization of net transition asset	(4.1)	(3.8)	(6.4)
Termination loss	1.5	1.7
Settlement (gain) loss	1.5	(1.2)
Curtailment (gain) loss	2.2	(.1)

Net pension (income)	$ (2.3)	$ (11.9)	$ (9.0)

The plan assets consist primarily of common stocks and fixed income securities. The expected long-term rate of return on plan assets used in determining net pension income was 9% in all years.

The company's pension plans require the allocation of excess plan assets to plan members if the plans are terminated, merged or consolidated following a change in control (as defined) of the company opposed by the Board of Directors. Amendment of these provisions after such a change in control would require approval of plan participants.

The company also has 401(k) plans that cover substantially all U.S. employees. Expense for company matching contributions under these plans was approximately $13.5 million in 2001, $11.9 million in 2000 and $11.1 million in 1999.

O - POSTRETIREMENT BENEFITS OTHER THAN PENSION

The company funds certain health care benefit costs principally on a pay-as-you-go basis, with retirees paying a portion of the costs. Certain retired employees of businesses acquired by the company are covered under other health care plans that differ from current plans in coverage, deductibles and retiree contributions.

Summary information on the company's plans is as follows:

December 31	2001	2000
(all dollar amounts in millions)

Change in the projected benefit obligation:
Accumulated postretirement benefit obligation at beginning of year	$ (119.8)	$ (121.5)
Service cost	(4.8)	(4.0)
Interest cost	(8.7)	(8.9)
Plan amendments		10.6
Actuarial (loss)	(38.4)	(3.7)
Benefits paid	8.5	7.7
Accumulated postretirement benefit obligation at end of year	(163.2)	(119.8)

Change in the plan assets:
Fair value of plan assets at beginning of year	7.3	8.1
Actual return (loss) on plan assets	(.2)	.2
Employer contributions	7.8	6.7
Benefits paid	(8.5)	(7.7)
Fair value of plan assets at end of year	6.4	7.3

Accumulated postretirement benefit obligation in excess of plan assets	(156.8)	(112.5)
Reconciliation of financial status of plans to amounts recorded in the company's balance sheets:
Unrecorded effect of net (gain) loss arising from differences between actuarial assumptions used to determine periodic
postretirement expense and actual experience	10.3	(30.2)
Accrued postretirement benefit cost - included in deferred items	$ (146.5)	$ (142.7)
Benefit obligation discount rate	7.00%	7.25%

The components of net periodic postretirement benefit cost are as follows:

Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

Service cost, benefits attributed to employee service
during the year	$ 4.8	$ 4.0	$ 3.9
Interest cost on accumulated postretirement benefit obligation	8.7	8.9	7.5
Expected return on plan assets	(.6)	(.6)	(.8)
Amortization of unrecognized net (gain)	(1.2)	(.5)	(.5)
Net periodic postretirement benefit cost	$ 11.7	$ 11.8	$ 10.1

The expected long-term rate of return on plan assets used in determining the net periodic postretirement benefit cost was 8.0% in each year. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation in 2001 was 10.3% declining by .5% per year to an ultimate rate of 6.0%. The assumed health care trend rates used in 2000 and 1999 were 8.0% and 9.0%, respectively, declining by 1.0% per year.

If the health care cost trend rate assumptions were increased or decreased by 1.0%, the accumulated postretirement benefit obligation at December 31, 2001, would be increased or decreased by 10.1% and 11.3%, respectively. The effect of this change on the sum of the service cost and interest cost components of net periodic postretirement benefit cost for 2001 would be an increase or decrease of 12.7% and 10.8%, respectively.

P - LEASES

At December 31, 2001, future minimum annual rental commitments under noncancelable lease obligations are as follows:

	Capital	Operating
	Leases	Leases
Year Ending December 31:
(all dollar amounts in millions)
2002	$ 6.3	$ 28.3
2003	6.3	26.3
2004	6.3	13.3
2005	6.3	9.7
2006	6.3	8.9
Later years through 2033	433.6	28.4
Total minimum lease payments	465.1	$ 114.9
Less amount representing interest	(171.7)
Capital lease obligations	$ 293.4

The majority of rent expense is for operating leases which are for office, warehouse and manufacturing facilities and delivery, manufacturing and computer equipment. A number of these leases have renewal options. Rent expense was $82.4 million, $74.9 million and $63.3 million in 2001, 2000 and 1999, respectively.

Q - LITIGATION AND OTHER PROCEEDINGS

The company is involved in various litigation generally incidental to normal operations, as well as proceedings regarding equal employment opportunity matters, among others. The company is involved in investigations regarding customs that may result in payments by the company ranging from an insignificant amount to as much as $15 million; however, no liability has been recorded relating to this matter because an obligation is not viewed as probable. The company has also been identified as a potentially responsible party ("PRP") in at least 20 environmental proceedings. These potential environmental liabilities are essentially Superfund-type remediation liabilities. Superfund is a strict liability statute, therefore, PRP's at Superfund sites theoretically may be liable for the entire cost associated with designing and implementing remedial actions as well as subsequent monitoring and other related costs. While it is not possible to determine the ultimate liability, if any, in all of these matters, Mead's experience with respect to these types of sites, has been that it alone has not been held liable for the total remedial costs at any or all of the sites where it has been identified as a PRP. Furthermore, consistent with this experience and the long history of implementation of the Superfund program, Mead does not believe it will be held liable in this regard in the future. Even if this unlikely situation resulted, Mead would pursue its rights to contribution from other PRP's based on the proportionate levels of liability. In assessing its potential liability at Superfund sites, Mead relies upon a variety of factors, including past litigation experience at such sites, assessment of the ability of other PRP's to pay and an evaluation of the company's likely share of exposure at each site. Since Superfund's existence, Mead has been involved in numerous sites in varying degrees and under varying circumstances. Many of those sites have been remediated or are nearing completion. Throughout this time, Mead has been regularly evaluating in the normal course of business its potential liability at these various sites. The company has established reserves of approximately $40 million relating to environmental liabilities, including those related to previously discontinued operations, which it believes are probable and reasonably estimable. The company believes that it is reasonably possible that costs associated with these sites may exceed current reserves by an amount that could range from an insignificant amount to as much as $40 million. The estimate of this range is less certain than the estimates upon which reserves are based. In order to establish this range, assumptions less favorable to the company among those outcomes that are considered reasonably possible were used. In the opinion of management, after consultation with legal counsel and after considering established reserves, the resolution of pending litigation and proceedings is not expected to have a material effect on the financial condition, results of operations or liquidity of the company.

R - ADDITIONAL INFORMATION ON CASH FLOWS
Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

Cash paid during the year for:
Interest	$ 110.6	$ 119.4	$ 106.1
Less amount capitalized	(.7)	(1.6)	(2.8)
Interest paid, net of amount capitalized	$ 109.9	$ 117.8	$ 103.3
Income taxes	$ 21.8	$ 76.7	$ 56.3

S - OTHER COMPREHENSIVE LOSS

The difference between net earnings (loss) and comprehensive earnings (loss) relates to the changes in foreign currency translation adjustment, additional minimum pension liability, unrealized loss on available-for-sale securities, and a reclassification adjustment related to the cumulative effect of a change in accounting principle. Accumulated other comprehensive loss was comprised of the following:

Year Ended December 31	2001	2000
(all dollar amounts in millions)

Foreign currency translation adjustment	$ (31.0)	$ (29.7)
Additional minimum pension liability	(8.3)	(7.4)
Unrealized gain (loss) on available-for-sale securities	2.7	(10.6)
Unrealized loss on derivative instruments	(1.3)

	$ (37.9)	$ (47.7)

The 2001 change in unrealized loss on available-for-sale securities is comprised of $3.0 million of change in unrealized loss arising during 2001, plus a $10.3 million reclassification adjustment for the net derivative loss included in the cumulative effect of change in accounting principle.

T - SEGMENT INFORMATION

Industry Segments

The company classifies its businesses into three industry segments. The Paper operations manufacture and sell printing, writing, carbonless copy, publishing and specialty paper primarily to domestic publishers, printers and converters. The Packaging and Paperboard operations manufacture and sell beverage and food packaging materials, corrugated shipping containers and paperboard to those markets primarily located in the United States with other operations conducted in Europe, Latin America and Asia Pacific. The Consumer and Office Products operations are conducted predominantly in North America and manufacture and distribute school, office and dated material products to retailers and commercial distributors.

The company evaluates performance based on earnings from continuing operations before income taxes and equity in net earnings of investees. The accounting policies of the segments are the same as those described in the significant accounting policies (Note A).

The Paper and the Packaging and Paperboard reportable segments are aggregations of operating segments. The Paper segment includes Mead Paper, Specialty Paper and Gilbert Paper. The Packaging and Paperboard segment includes Mead Coated Board, Mead Packaging and Mead Containerboard.

Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

Net sales:
Industry segments:
Paper	$ 1,784.3	$ 1,926.5	$ 1,882.7
Packaging and Paperboard	1,516.5	1,612.2	1,582.5
Consumer and Office Products	875.7	829.4	530.9
Total	$ 4,176.5	$ 4,368.1	$ 3,996.1

Earnings (loss) from continuing operations before income taxes:
Industry segments:
Paper	$ (76.5)	$ 181.9	$ 147.6
Packaging and Paperboard	119.7	174.0	170.0
Consumer and Office Products	77.8	61.7	38.0
Corporate and other (1)	(178.0)	(182.3)	(83.7)
Total	$ (57.0)	$ 235.3	$ 271.9

Depreciation, depletion and amortization:
Industry segments:
Paper	$ 131.4	$ 122.1	$ 120.2
Packaging and Paperboard	141.2	146.5	150.5
Consumer and Office Products	41.1	40.8	16.2
Corporate and other	30.1	27.5	20.5
Total	$ 343.8	$ 336.9	$ 307.4

Identifiable assets:
Industry segments:
Paper	$ 2,050.3	$ 2,206.3	$ 2,114.9
Packaging and Paperboard	1,719.4	1,861.9	1,887.0
Consumer and Office Products	716.8	767.1	803.0
Intersegment Elimination	(.9)	(2.8)	(4.9)
Corporate and other (2)	973.4	847.5	861.7
Total	$ 5,459.0	$ 5,680.0	$ 5,661.7

Capital expenditures:
Industry segments:
Paper	$ 98.4	$ 91.6	$ 82.3
Packaging and Paperboard	70.3	92.3	92.4
Consumer and Office Products	24.3	8.3	14.7
Corporate and other	9.2	13.7	23.5

Total	$ 202.2	$ 205.9	$ 212.9

(1) Corporate and other includes the following:
Year Ended December 31	2001	2000	1999

Other revenues	$ (.5)	$ 9.9	$ 96.4
Interest expense	(110.6)	(121.0)	(105.1)
Other expenses	(66.9)	(71.2)	(75.0)

	$ (178.0)	$ (182.3)	$ (83.7)
(2) Corporate and other consists primarily of cash and cash equivalents, property, plant and equipment, investments and other assets.

Geographic Areas

The company has sales from foreign subsidiaries primarily in Canada, Europe, Latin America and Asia Pacific. No individual foreign geographic area is significant to the company relative to total net sales, earnings from continuing operations before income taxes or identifiable assets.

The following represents net sales and total assets of the company's foreign subsidiaries:

Year Ended December 31	2001	2000	1999
(all dollar amounts in millions)

Net sales:
Europe	$ 273.6	$ 292.2	$ 300.1
Canada	174.9	156.3	143.5
Asia Pacific	74.3	75.1	63.4
Latin America	54.3	58.1	47.1

Total	$ 577.1	$ 581.7	$ 554.1

Assets:
Europe	$ 199.6	$ 216.2	$ 218.1
Canada	54.1	47.6	49.6
Asia Pacific	52.9	42.3	44.8
Latin America	50.6	49.6	33.4

Total	$ 357.2	$ 355.7	$ 345.9

U- SUBSEQUENT EVENT

On January 22, 2002, a significant customer of the company, Kmart, filed for Chapter 11 bankruptcy protection. The accounts receivable due from Kmart as of December 31, 2001 were approximately $13.2 million. As a result of this action, the company recorded a charge to earnings for an additional allowance for doubtful accounts of $8 million, $5 million after tax, based on management's current estimate of collectibility and has reflected such charge in the December 31, 2001 financial statements.

V-- MERGER

On August 28, 2001, the company and Westvaco Corporation announced they agreed to a merger of equals creating a global company with leading positions in packaging, coated and specialty papers, consumer and office products, and specialty chemicals. Under the terms of the transaction, Mead's shareholders received one share of MeadWestvaco stock for each share of Mead stock held, and Westvaco shareholders received 0.97 share of MeadWestvaco stock for each share of Westvaco stock held. Mead shareholders also received a special payment of $1.20 per share at closing. The merger was structured as stock-for-stock and will be accounted for as a purchase transaction under the newly promulgated guidelines for business combinations. The exchange of stock is structured as a tax-free exchange. The transaction has been approved by the Boards of Directors of both companies and was approved by shareholders of both companies on January 28, 2002.

Additionally, upon consummation of the merger, The Mead Corporation issued a guarantee of the debt of Westvaco Corporation. Both The Mead Corporation and Westvaco Corporation have guaranteed MeadWestvaco's obligations under its Bank Credit Facilities upon consummation of the merger and have entered into a commercial paper program that contemplates the issuance of commercial paper with the benefit of such guarantees.

Following are supplemental consolidating condensed balance sheets and statements of operations and cash flows of The Mead Corporation, its wholly-owned subsidiaries, and the company on a consolidated basis. At December 31, 2001, MeadWestvaco (formerly known as MW Holdings, Inc.) was a subsidiary of The Mead Corporation that had been established in 2001 to effect the merger transaction. Subsequent to the consummation of the merger transaction on January 29, 2002, The Mead Corporation and Westvaco Corporation became subsidiaries of MeadWestvaco. Investments in subsidiaries have been reflected in The Mead Corporation's information using the equity method of accounting. The subsidiaries are presented on a combined basis. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements for the non-guarantor subsidiaries are not presented because management believes such financial statements would not be meaningful to investors.
Statements of Operations	MW	The Mead
Year Ended December 31, 2001	Holdings	Corporation	Subsidiaries	Eliminations	Consolidated
(all dollar amounts in millions)

Net sales	$	$ 3,700.9	$ 2,019.3	$ (1,543.7)	$ 4,176.5
Costs and expenses:
Cost of sales		3,450.8	1,733.4	(1,541.9)	3,642.3
Selling and administrative expenses		417.2	76.8		494.0
		3,868.0	1,810.2	(1,541.9)	4,136.3
Earnings (loss) from operations		(167.1)	209.1	(1.8)	40.2
Other revenues - net		31.7	34.9	(53.2)	13.4
Interest and debt expense		(139.8)	(24.0)	53.2	(110.6)
Earnings (loss) from continuing operations
before income taxes		(275.2)	220.0	(1.8)	(57.0)
Income taxes (benefit)		(109.9)	76.2		(33.7)
Earnings (loss) from continuing operations
before equity in net earnings of investees		(165.3)	143.8	(1.8)	(23.3)
Equity in net earnings of investees		137.8	6.0	(137.8)	6.0
Earnings (loss) from continuing operations
before cumulative effect of change
in accounting principle		(27.5)	149.8	(139.6)	(17.3)
Cumulative effect of change in accounting
principle		(.2)	(10.2)		(10.4)

Net earnings (loss)	$	$ (27.7)	$ 139.6	$ (139.6)	$ (27.7)

Statements of Operations	The Mead
Year Ended December 31, 2000	Corporation	Subsidiaries	Eliminations	Consolidated
(all dollar amounts in millions)

Net sales	$ 3,528.7	$ 2,454.6	$ (1,615.2)	$ 4,368.1
Costs and expenses:
Cost of sales	3,180.4	1,967.3	(1,618.1)	3,529.6
Selling and administrative expenses	319.4	173.7		493.1
	3,499.8	2,141.0	(1,618.1)	4,022.7
Earnings from operations	28.9	313.6	2.9	345.4
Other revenues - net	31.1	38.7	(58.9)	10.9
Interest and debt expense	(153.8)	(26.1)	58.9	(121.0)
Earnings (loss) from continuing operations
before income taxes	(93.8)	326.2	2.9	235.3
Income taxes (benefit)	(32.9)	115.4		82.5
Earnings (loss) from continuing operations before
equity in net earnings of investees	(60.9)	210.8	2.9	152.8
Equity in net earnings of investees	224.5	10.8	(224.5)	10.8
Earnings (loss) from continuing operations
before cumulative effect of change in
accounting principle	163.6	221.6	(221.6)	163.6
Cumulative effect of change in accounting
principle	(2.4)			(2.4)

Net earnings (loss)	$ 161.2	$ 221.6	$ (221.6)	$ 161.2

Statements of Operations	The Mead
Year Ended December 31, 1999	Corporation	Subsidiaries	Eliminations	Consolidated
(all dollar amounts in millions)

Net sales	$ 3,445.9	$ 2,106.6	$ (1,556.4)	$ 3,996.1
Costs and expenses:
Cost of sales	3,051.0	1,832.0	(1,554.6)	3,328.4
Selling and administrative expenses	343.6	43.8		387.4

	3,394.6	1,875.8	(1,554.6)	3,715.8
Earnings from operations	51.3	230.8	(1.8)	280.3
Other revenues - net	30.1	103.7	(37.1)	96.7
Interest and debt expense	(119.0)	(23.2)	37.1	(105.1)
Earnings (loss) from continuing operations
before income taxes	(37.6)	311.3	(1.8)	271.9
Income taxes (benefit)	(5.4)	103.9		98.5
Earnings (loss) from continuing operations before equity in net earnings of investees	(32.2)	207.4	(1.8)	173.4
Equity in net earnings of investees	240.3	34.7	(240.3)	34.7

Net earnings	$ 208.1	$ 242.1	$ (242.1)	$ 208.1

Balance Sheets	MW	The Mead
December 31, 2001	Holdings	Corporation	Subsidiaries	Eliminations	Consolidated
(all dollar amounts in millions)

ASSETS

Current assets:
Cash and cash equivalents	$ 0.1	$ (2.8)	$ 54.0	$	$ 51.3
Accounts receivable		356.0	115.3		471.3
Receivables from subsidiaries		371.5	3.8	(375.3)
Inventories		320.7	227.4	(8.2)	539.9
Deferred tax asset		44.2	27.2		71.4
Other current assets		22.2	12.8		35.0

Total current assets	0.1	1,111.8	440.5	(383.5)	1,168.9

Investment in investees		32.0	36.0		68.0
Due from subsidiaries noncurrent		1.5	1,821.5	(1,823.0)
Investment in subsidiaries		2,926.0		(2,926.0)
Investments and other assets		974.9	118.3		1,093.2

Property, plant and equipment, net		1,431.1	1,697.8		3,128.9

Total assets	$ 0.1	$ 6,477.3	$ 4,114.1	$ (5,132.5)	$ 5,459.0

LIABILITIES AND SHAREOWNERS' EQUITY

Current liabilities:
Notes payable	$	$ 74.7	$ 16.4	$	$ 91.1
Accounts payable		101.1	58.7		159.8
Bank overdrafts		15.7	12.9		28.6
Due to subsidiaries		3.8	371.5	(375.3)
Accrued expenses and other current liabilities		407.6	101.0		508.6
Current taxes payable			1.3		1.3
Current maturities of long-term debt		135.0	.7		135.7

Total current liabilities		737.9	562.5	(375.3)	925.1

Long-term debt		1,063.4	251.1		1,314.5

Deferred taxes		239.7	351.5		591.2
Other liabilities and reserves		297.5	13.4		310.9
Due to subsidiaries - non-current		1,821.5	1.5	(1,823.0)

Shareowners' equity	0.1	2,317.3	2,934.1	(2,934.2)	2,317.3

Total liabilities and shareowners' equity	$ 0.1	$ 6,477.3	$ 4,114.1	$ (5,132.5)	$ 5,459.0

Balance Sheets	The Mead
December 31, 2000	Corporation	Subsidiaries	Eliminations	Consolidated
(all dollar amounts in millions)

ASSETS

Current assets:
Cash and cash equivalents	$ 5.9	$ 23.5	$	$ 29.4
Accounts receivable	340.6	216.7		557.3
Receivables from subsidiaries	299.1	135.3	(434.4)
Inventories	329.4	238.4	(6.3)	561.5
Deferred tax asset	58.2	33.3		91.5
Other current assets	23.5	18.1		41.6

Total current assets	1,056.7	665.3	(440.7)	1,281.3

Investment in investees		31.0		31.0
Due from subsidiaries noncurrent	1,343.8	2,890.6	(4,234.4)
Investment in subsidiaries	3,315.5		(3,315.5)
Investments and other assets	598.5	499.3		1,097.8

Property, plant and equipment, net	1,425.7	1,844.2		3,269.9

Total assets	$ 7,740.2	$ 5,930.4	$ (7,990.6)	$ 5,680.0

LIABILITIES AND SHAREOWNERS' EQUITY

Current liabilities:
Notes payable	$ 146.0	$ 54.3	$	$ 200.3
Accounts payable	115.7	77.5		193.2
Bank overdrafts	53.4	9.0		62.4
Due to subsidiaries	135.3	299.1	(434.4)
Accrued expenses and other current liabilities	356.1	163.5		519.6
Current taxes payable	12.8	11.4		24.2
Current maturities of long-term debt	12.0	.6		12.6

Total current liabilities	831.3	615.4	(434.4)	1,012.3

Long-term debt	1,078.4	244.4		1,322.8

Deferred taxes	270.8	378.2		649.0
Other liabilities and reserves	271.3	26.8		298.1
Due to subsidiaries - non-current	2,890.6	1,343.8	(4,234.4)

Shareowners' equity	2,397.8	3,321.8	(3,321.8)	2,397.8

Total liabilities and shareowners' equity	$ 7,740.2	$ 5,930.4	$ (7,990.6)	$ 5,680.0

Statements of Cash Flows	MW	The Mead
Year Ended December 31, 2001	Holdings	Corporation	Subsidiaries	Eliminations	Consolidated
(all dollar amounts in millions)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flows from operating activities:
Net earnings (loss)	$	$ (27.7)	$ 139.6	$ (139.6)	$ (27.7)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization		180.9	162.9		343.8
Equity in income of subsidiaries		(137.8)		137.8
Deferred income taxes		(15.9)	(22.2)		(38.1)
Investees - earnings and dividends			(3.5)		(3.5)
Loss on sale of assets		18.6	14.3		32.9
Cumulative effect of change in accounting principle		.2	10.2		10.4
Other		(3.2)	3.3		0.1
Changes in working capital		(43.8)	25.0	1.8	(17.0)

Net cash provided by (used in) operating activities		(28.7)	329.6		300.9
Cash flows from investing activities:
Capital expenditures		(126.6)	(75.6)		(202.2)
Additions to equipment rented to others		(10.9)	(18.6)		(29.5)
Proceeds from sale of business and assets		13.4	2.7		16.1
Other		(7.8)	4.4		(3.4)

Net cash (used in) investing activities		(131.9)	(87.1)		(219.0)

Cash flows from financing activities:
Additional borrowings		6.4	7.5		13.9
Payments on borrowings		(.7)	(12.4)		(13.1)
Notes payable		40.7	(37.9)		2.8
Cash dividends paid		(66.8)			(66.8)
Common shares issued		10.4			10.4
Common shares purchased		(7.2)			(7.2)
Other, principally intercompany balances	0.1	169.1	(169.2)

Net cash provided by (used in) financing activities	0.1	151.9	(212.0)		(60.0)

Increase (decrease) in cash and cash equivalents	0.1	(8.7)	30.5		21.9
Cash and cash equivalents at beginning of year		5.9	23.5		29.4

Cash and cash equivalents at end of year	$ 0.1	$ (2.8)	$ 54.0	$	$ 51.3

Statements of Cash Flows	The Mead
Year Ended December 31, 2000	Corporation	Subsidiaries	Eliminations	Consolidated
(all dollar amounts in millions)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flows from operating activities:
Net earnings	$ 161.2	$ 221.6	$ (221.6)	$ 161.2
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	144.4	192.5		336.9
Equity in income of subsidiaries	(224.5)		224.5
Deferred income taxes	15.1	6.9		22.0
Investees - earnings and dividends		(1.1)		(1.1)
Cumulative effect of change in accounting principle	2.4			2.4
Other	(11.9)	1.8		(10.1)
Changes in working capital	36.3	(76.9)	(2.9)	(43.5)

Net cash provided by operating activities	123.0	344.8		467.8

Cash flows from investing activities:
Capital expenditures	(110.7)	(95.2)		(205.9)
Additions to equipment rented to others	(4.5)	(23.8)		(28.3)
Payments for acquired businesses, net of cash acquired	(41.9)			(41.9)
Other	(25.3)	(2.8)		(28.1)

Net cash (used in) investing activities	(182.4)	(121.8)		(304.2)

Cash flows from financing activities:
Additional borrowings	9.9	.1		10.0
Payments on borrowings	(44.4)	(.6)		(45.0)
Notes payable	(19.2)	33.3		14.1
Cash dividends paid	(69.4)			(69.4)
Common shares issued	7.9			7.9
Common shares purchased	(108.2)			(108.2)
Other, principally intercompany balances	286.0	(286.0)

Net cash provided by (used in) financing activities	62.6	(253.2)		(190.6)

Increase (decrease) in cash and cash equivalents	3.2	(30.2)		(27.0)
Cash and cash equivalents at beginning of year	2.7	53.7		56.4

Cash and cash equivalents at end of year	$ 5.9	$ 23.5	$	$ 29.4

Statements of Cash Flows	The Mead
Year Ended December 31, 1999	Corporation	Subsidiaries	Eliminations	Consolidated
(all dollar amounts in millions)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

Cash flows from operating activities:
Net earnings	$ 208.1	$ 242.1	$ (242.1)	$ 208.1
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:

Depreciation and amortization	133.8	173.6		307.4
Equity in income of subsidiaries	(240.3)		240.3
Deferred income taxes	18.5	(6.6)		11.9
Investees - earnings and dividends		(16.1)		(16.1)
Gain on sale of assets	(.1)	(86.2)		(86.3)
Other	2.6	20.4		23.0
Change in working capital	(15.9)	50.7	1.8	36.6

Net cash provided by operating activities	106.7	377.9		484.6

Cash flows from investing activities:
Capital expenditures	(129.8)	(83.1)		(212.9)
Additions to equipment rented to others	(1.6)	(25.2)		(26.8)
Payments for acquired businesses, net of cash acquired		(559.0)		(559.0)
Proceeds from sale of business and assets	13.8	171.4		185.2
Other	(38.3)	5.3		(33.0)

Net cash (used in) investing activities	(155.9)	(490.6)		(646.5)

Cash flows from financing activities:
Additional borrowings	15.0			15.0
Payments on borrowings	(21.5)	(1.9)		(23.4)
Notes payable	165.2	21.0		186.2
Cash dividends paid	(66.5)			(66.5)
Common shares issued	48.4			48.4
Common shares purchased	(43.4)			(43.4)
Other, principally intercompany balances	(102.2)	102.2

Net cash provided by (used in) financing activities	(5.0)	121.3		116.3

Increase (decrease) in cash and cash equivalents	(54.2)	8.6		(45.6)
Cash and cash equivalents at beginning of year	56.9	45.1		102.0

Cash and cash equivalents at end of year	$ 2.7	$ 53.7	$	$ 56.4

REPORT ON MANAGEMENT'S RESPONSIBILITY

Management of The Mead Corporation is responsible for the preparation, objectivity and integrity of the financial statements and related information, including the determination of estimates and judgments, in this annual report. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

The responsibility for establishing and maintaining an internal control structure, directly related to and designed to provide reasonable assurance as to the integrity and reliability of financial reporting, is that of management. The internal control structure is assessed by management as being effective as it encompasses material matters for the year ended December 31, 2001.

The Audit Committee of the Board of Directors, which consists of directors independent of management, has regularly scheduled meetings with management and the internal and independent auditors to review the annual financial statements, the quality and adequacy of the accounting, financial and internal audit policies, procedures and controls and the internal and independent auditors' scope.

Jerome F. Tatar
Chairman of the Board, Chief Executive
Officer and President

Timothy R. McLevish
Vice President and
Chief Financial Officer

Peter H. Vogel, Jr.
Vice President, Finance and Treasurer

INDEPENDENT AUDITORS' REPORT

Board of Directors
The Mead Corporation
Dayton, Ohio

We have audited the accompanying balance sheets of The Mead Corporation and consolidated subsidiaries (the "company") at December 31, 2001 and 2000, and the related statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of The Mead Corporation and consolidated subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note A to the financial statements, effective January 1, 2001, the company changed its method of accounting for derivative instruments. In addition, effective January 1, 2000, the company changed its method of revenue recognition for provisions included in certain sales agreements.

/s/Deloitte & Touche LLP

Dayton, Ohio
January 29, 2002